Exhibit 99.3

SIRENZA UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Micro Linear by Sirenza, accounted for as a business combination using the purchase method of accounting, and to the acquisition of Premier Devices, Inc. (“PDI”) by Sirenza, accounted for as a business combination using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Estimates of the fair values of the acquired assets and liabilities of Micro Linear and PDI have been combined with the recorded values of the assets and liabilities of Sirenza in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2006 gives effect to the acquisition of Micro Linear by Sirenza as if the acquisition occurred on September 30, 2006. The Sirenza consolidated balance sheet information included in the unaudited pro forma condensed combined balance sheet as of September 30, 2006 was derived from Sirenza’s unaudited September 30, 2006 condensed consolidated balance sheet, and includes the effects of the acquisition of PDI by Sirenza, which was consummated on April 3, 2006. The Micro Linear balance sheet information included in the unaudited pro forma condensed combined balance sheet as of September 30, 2006 was derived from Micro Linear’s unaudited September 30, 2006 condensed consolidated balance sheet, included elsewhere in this Form 8-K/A.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2005 gives pro forma effect to the acquisition of Micro Linear by Sirenza and pro forma effect to the acquisition of PDI by Sirenza as if the transactions were consummated on January 1, 2005. The information included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2005 includes the condensed consolidated statement of operations of Sirenza for the year ended December 31, 2005, the condensed consolidated statement of operations of Micro Linear for the year ended December 31, 2005, and the condensed consolidated statement of income of PDI for the year ended December 31, 2005, which were derived from their respective audited statements of operations or statement of income for that year.

The unaudited pro forma condensed combined statement of operations for the nine month period ended September 30, 2006 gives pro forma effect to the acquisition of Micro Linear by Sirenza and pro forma effect to the acquisition of PDI by Sirenza as if the transactions were consummated on January 1, 2005. The information included in the unaudited pro forma condensed combined statement of operations for the nine month period ended September 30, 2006 includes the condensed consolidated statement of operations of Sirenza for the nine month period ended September 30, 2006, which was derived from its unaudited condensed consolidated statements of operations for that period. The information included in the unaudited pro forma condensed combined statement of operations for the nine month period ended September 30, 2006 includes the condensed consolidated statement of operations of Micro Linear for the nine month period ended September 30, 2006, which was derived from its unaudited condensed consolidated statements of operations for that period included elsewhere in this Form 8-K/A. The acquisition of PDI by Sirenza was completed on April 3, 2006. The information included in the unaudited pro forma condensed combined statement of operations for the nine month period ended September 30, 2006 includes the unaudited pro forma condensed consolidated statement of income of PDI for the three months ended March 31, 2006, which was derived from its unaudited condensed consolidated statement of income for that period included in our Form 8-K/A filed with the SEC on June 15, 2006.

The unaudited pro forma condensed combined financial information has been prepared by Sirenza management for illustrative purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Sirenza, Micro Linear and PDI been a combined company during the specified periods. Additionally, the unaudited pro forma results do not give effect to any potential costs savings or other synergies that could result from the combination of Sirenza, Micro Linear and PDI. The pro forma adjustments are based on the information available at the date of this Form 8-K/A and reflect preliminary estimates of fair value. The unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Sirenza, Micro Linear and PDI included elsewhere in this Form 8-K/A, in Sirenza’s Form 10-K filed with the SEC on March 15, 2006 and any subsequent Form 10-Q filings with the SEC and in Sirenza’s Form 8-K/A filed with the SEC on June 15, 2006.

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2006

(In thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Sirenza	Micro Linear
Assets
Current assets:
Cash and cash equivalents	$15,676	$10,060	$—		$25,736
Short-term investments	2,635	2,730	—		5,365
Accounts receivable, net	23,332	2,405	—		25,737
Inventories	24,289	1,660	655	(1)
			(146)	(2)	26,458
Other current assets	1,756	315	—		2,071

Total current assets	67,688	17,170	509		85,367

Property and equipment, net	14,095	232	—		14,327
Investment in GCS	215	-	—		215
Other non-current assets	1,628	17	(470)	(3)	1,175
Acquisition-related intangibles	38,894	-	21,780	(4)	60,674
Goodwill	44,736	-	9,586	(5)	54,322

Total assets	$167,256	$17,419	$31,405		$216,080

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,427	$2,925	$—		$16,352
Accrued compensation and other expenses	6,009	745	—		6,754
Other accrued liabilities	2,539	434	530	(6)	3,503
Deferred margin on distributor inventory	1,539	405	(405)	(2)	1,539
Notes payable in connection with the acquisition of PDI	6,000	—	—		6,000
Deferred tax liabilities	1,420	—	—		1,420
Capital lease obligations, current portion	516	—	—		516

Total current liabilities	31,450	4,509	125		36,084
Capital lease obligations, long term portion	650	—			650
Deferred tax liabilities, non-current	10,584	—	—		10,584
Accrued pension	2,769	—	—		2,769
Other liabilities, non-current	183	—	—		183

Stockholders’ equity
Common stock	44	16	(16)	(7)
			5	(8)	49
Additional paid-in capital	199,882	63,722	(63,722)	(7)
			44,885	(8)	244,767
Treasury stock, at cost	(165)	(20,233)	20,233	(7)	(165)
Accumulated deficit	(80,688)	(30,597)	30,597	(7)
			(700)	(9)	(81,388)
Accumulated other comprehensive income (loss)	2,547	2	(2)	(7)	2,547

Total stockholders’ equity	121,620	12,910	31,280		165,810

Total liabilities and stockholders’ equity	$167,256	$17,419	$31,405		$216,080

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

(In thousands, except per share data)

	Historical			Pro Forma				Pro Forma
	Sirenza	Micro Linear	PDI	Adjustments				Combined
Net revenues	$64,178	$18,071	$45,160	$—		$—		$127,409
Cost of revenues	35,522	8,797	30,896	655	(10)	3,281	(12)	79,151

Gross profit	28,656	9,274	14,264	(655)		(3,281)		48,258
Operating expenses:
Research and development	10,104	8,930	1,727	—		133	(12)	20,894
Sales and marketing	7,372	3,501	2,791	—		(442)	(12)	13,222
General and administrative	8,096	3,359	3,510	—		59	(12)	15,024
Amortization of acquisition-related intangible assets	1,838	—	—	5,812	(11)	4,215	(13)	11,865
Restructuring charges	56	—	—	—		—		56

Total operating expenses	27,466	15,790	8,028	5,812		3,965		61,061

Income (loss) from operations	1,190	(6,516)	6,236	(6,467)		(7,246)		(12,803)
Interest income and other income (expense), net	196	412	(32)	—		(300)	(14)	276

Income (loss) before income taxes	1,386	(6,104)	6,204	(6,467)		(7,546)		(12,527)
Provision for (benefit from) income taxes	(6)	(241)	1,686	—		(1,439)	(15)	—

Net income (loss)	$1,392	$(5,863)	$4,518	$(6,467)		$(6,107)		$(12,527)

Net income (loss) per share:
Basic	$0.04							$(0.26)

Diluted	$0.04							$(0.26)

Shares used to compute net income (loss) per share:
Basic	35,828			11,947	(8)			47,775
Diluted	37,803			11,947	(8)			47,775 (8)

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(In thousands, except per share data)

	Historical		PDI	Pro Forma Adjustments				Pro Forma Combined
	Sirenza	Micro Linear
Net revenues	$99,602	$17,538	$8,675	$—		$—		$125,815
Cost of revenues	57,311	8,435	6,766	—		275	(12)	72,787

Gross profit	42,291	9,103	1,909	—		(275)		53,028
Operating expenses:
Research and development	9,467	4,474	448	—		33	(12)	14,422
Sales and marketing	7,739	1,866	632	—		(141)	(12)	10,096
General and administrative	12,038	2,727	1,533	—		15	(12)	16,313
Impairment of investment in GCS	2,850	—	—	—		—		2,850
Merger costs	—	907	—	—		—		907
Amortization of acquisition-related intangible assets	3,506	—	—	4,224	(11)	1,054	(13)	8,784

Total operating expenses	35,600	9,974	2,613	4,224		961		53,372

Income (loss) from operations	6,691	(871)	(704)	(4,224)		(1,236)		(344)
Interest income and other income (expense), net	241	401	236	—		—		878

Income (loss) before income taxes	6,932	(470)	(468)	(4,224)		(1,236)		534
Provision for (benefit from) income taxes	(106)	(56)	587	—		(425)	(15)	—

Net income (loss)	$7,038	$(414)	$(1,055)	$(4,224)		$(811)		$534

Net income per share:
Basic	$0.17							$0.01

Diluted	$0.16							$0.01

Shares used to compute net income per share:
Basic	42,094			7,332	(8)			49,426
Diluted	44,030			7,332	(8)			51,362

NOTES TO THE SIRENZA UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1: Agreement and Plan of Merger Between Sirenza and Micro Linear

On August 14, 2006, Sirenza entered into an Agreement and Plan of Merger, by and among Sirenza, Metric Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Sirenza (“Merger Sub”), and Micro Linear, (the “Merger Agreement”), by which Sirenza agreed to acquire Micro Linear (the “Merger”). The Merger Agreement provided for Sirenza’s acquisition of Micro Linear by a reverse triangular merger. The Merger was consummated on October 31, 2006.

Prior to the Merger, Micro Linear was a fabless semiconductor company specializing in wireless IC solutions used in a variety of wireless applications serving global end markets. Following the Merger, Micro Linear joined Sirenza’s SMDI business segment, augmenting its existing product portfolio and expanding its expertise in integrated RF IC products for consumer applications. Micro Linear’s transceivers can be used in many streaming wireless applications such as cordless phones, PHS handsets, wireless speakers and headphones, security cameras, game controllers, cordless headsets and other personal electronic appliances. The acquisition is intended to enable Sirenza to penetrate the digital cordless phone market and PHS terminal market and strengthen Sirenza’s current participation in the digital TV (DTV) and set-top box markets.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding Micro Linear share of common stock was converted into the right to receive 0.365 of a share of Sirenza common stock.

The exchange ratio was subject to change based on the price of Sirenza’s common stock as reported on the Nasdaq Global Market prior to the consummation of the Merger. If the average closing price of Sirenza’s common stock as reported on the Nasdaq Global Market was less than $7.77 for the ten trading days ending on the third trading day prior to the closing date of the Merger, the exchange ratio would have been increased such that each share of Micro Linear common stock would be converted into the number of shares of Sirenza common stock with a value (based on such average) equal to $2.84, provided that the applicable exchange ratio would never be greater than 0.405. Conversely, if the average closing price of Sirenza’s common stock as reported by the Nasdaq Global Market for the above-described period was greater than $11.66, the exchange ratio would be decreased such that each share of Micro Linear common stock would be converted into the number of shares of Sirenza common stock with a value (based on such average) equal to $4.26, provided that the applicable exchange ratio would never be less than 0.325. As the average closing price of Sirenza’s common stock as reported on the Nasdaq Global Market was $7.90 for the ten trading days ending on the third trading day prior to the closing date of the Merger, the final exchange ratio remained 0.365 of a Sirenza share for each outstanding Micro Linear share.

Sirenza did not assume any options for the purchase of Micro Linear common stock in connection with the merger. Rather, immediately prior to the effective time of the merger, Micro Linear caused the vesting of any unvested options to purchase Micro Linear common stock to be accelerated in full. Additionally, immediately prior to the effective time of the Merger, Micro Linear canceled all outstanding options to purchase Micro Linear common stock and exchanged each of them for a number of shares of Micro Linear common stock equal in value to the excess, if any, of the value of the underlying Micro Linear common stock over the exercise price of the applicable option to purchase Micro Linear common stock (less the amount of any applicable withholding taxes). Using the $7.90 average closing price of Sirenza’s common stock as described above and the exchange ratio of 0.365 as prescribed by the Merger Agreement, Micro Linear determined that the value of a share of Micro Linear common stock was $2.8835 per share for purposes of conducting this exchange of options for Micro Linear common stock. The additional Micro Linear shares outstanding resulting from this exchange of options for Micro Linear common stock were each converted into the right to receive 0.365 of a share of Sirenza common stock in the Merger consistent with the treatment of the other outstanding Micro Linear shares.

As the 0.365 exchange ratio did not ultimately change or result in a change in the number of shares Sirenza common stock issued, the value of Sirenza common stock issued to the stockholders of Micro Linear for accounting purposes of a business combination utilizing the purchase method of accounting was derived using an average market price per share of Sirenza common stock of $9.07, which represented the average of the closing prices of Sirenza common stock for a range of trading days commencing August 11, 2006 and ending August 17, 2006 around the announcement date (August 15, 2006) of the Micro Linear acquisition.

Based upon information available at the time of the filing of this Form 8-K/A, the aggregate purchase price is estimated to be $45.9 million as follows (in thousands):

Estimated Sirenza common stock issued to Micro Linear, net of estimated issuance costs	$44,890
Estimated acquisition related costs	1,000

Estimated aggregate purchase price	$45,890

The acquisition of Micro Linear has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values.

The allocation of the purchase price has been prepared based on preliminary estimates of fair values, including acquired developed product technology, customer relationships, core technology leveraged, customer backlog and in-process research and development. Therefore, actual amounts recorded upon the finalization of estimates of fair values, including acquisition-related intangible assets and in-process research and development, may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. Sirenza’s estimates of the fair values of the assets and liabilities of Micro Linear have been combined with the recorded values of the assets and liabilities of Sirenza in the unaudited pro forma condensed combined financial information.

The preliminary allocation of the purchase price is summarized below (in thousands):

Cash and cash equivalents	$10,060
Short-term investments	2,730
Accounts receivable	2,405
Inventories	2,169
Other current assets	315
Property, plant and equipment	232
Other non-current assets	17
In-process research and development	700
Amortizable intangible assets:
Developed product technology	11,700
Customer relationships	6,100
Core technology leveraged	3,800
Customer backlog	180
Goodwill	9,586
Accounts payable	(2,925)
Accrued compensation and benefits	(745)
Other accrued liabilities	(434)

$45,890

The developed product technology, customer relationships, core technology leveraged and customer backlog are expected to be amortized on a straight-line basis over their estimated useful lives, which Sirenza is currently estimating to be between three months and ten years. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that Sirenza management determines that the goodwill has become impaired, Sirenza will incur a charge for the amount of impairment during the period in which the determination is made.

Note 2: PDI Acquisition

On April 3, 2006 (“the PDI closing date”), Sirenza acquired PDI in exchange for 7.0 million shares of Sirenza common stock, valued at approximately $53.0 million, $14.0 million in cash and $6.0 million in promissory notes bearing 5% simple interest per annum paid monthly and maturing one year from the date of issuance, and approximately $2.1 million in estimated direct transaction costs for a preliminary purchase price of $75.1 million. The fair value of Sirenza’s common stock issued in connection with the PDI acquisition was derived using an average market price per share of Sirenza common stock of $7.58, based on the average of the closing prices for a range of trading days commencing February 2, 2006 and ending February 8, 2006 around the announcement date (February 6, 2006) of the acquisition. PDI is a designer, manufacturer and marketer of RF components headquartered in San Jose, California with manufacturing operations in Shanghai, China and Nuremberg, Germany. This acquisition expanded both the depth and breadth of Sirenza’s products by adding PDI’s CATV amplifier, module and optical receiver offerings as well as its line of passive RF components such as mixers, splitters, transformers, couplers, isolators, circulators and amplifiers. The acquisition brought Sirenza design and manufacturing capabilities in Asia and Europe, including PDI’s passive component manufacturing and engineered technical solutions expertise in sourcing, integration, and board-level and subsystem assembly. Sirenza believes that these new product offerings and capabilities advance its strategic objective of diversifying and expanding its end markets and applications.

Sirenza, Phillip Chuanze Liao and Yeechin Shiong Liao (“the Liaos”) (the sole shareholders of PDI) and U.S. Bank National Association (the “Escrow Agent”) entered into an Escrow Agreement dated as of February 4, 2006 (the “Escrow Agreement”) which became effective at closing. Pursuant to the Escrow Agreement, upon the closing of the merger, 3.5 million of the 7.0 million shares of Sirenza common stock issued to the Liaos as consideration in the merger were placed in a 2-year escrow as security for their indemnification obligations pursuant to the merger agreement. The Liaos retain voting rights with respect to their stock held in escrow. The Liaos may release the shares from escrow earlier by depositing in the escrow in lieu of the shares $7.125 million in cash less the amount of any indemnity payments made from the escrow through that date. The Liaos may also arrange for sales of the escrowed shares with the proceeds of such sales being deposited in the escrow until the amount specified in the immediately preceding sentence has been deposited, at which time any remaining shares will be released. Any indemnification claims made by Sirenza against the escrow may be paid in cash or in escrowed shares, with such shares being valued at the closing price of Sirenza’s common stock as reported on the Nasdaq Global Market on the date such claim is finally resolved.

Sirenza pre-paid $3.0 million of the $6.0 million in promissory notes described above in November of 2006, as it had sufficient cash on hand available and doing so would allow it to reduce further interest expense.

The aggregate purchase price is estimated to be $75.1 million as follows (in thousands):

Cash consideration including promissory notes	$20,000
Sirenza common stock issued to PDI, net of estimated issuance costs	53,000
Acquisition related costs	2,100

Aggregate purchase price	$75,100

The acquisition has been accounted for utilizing the purchase method of accounting in accordance with Statement of Financial

Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The allocation of the purchase price has been prepared based on preliminary estimates of fair values.

Due to a series of transactions that occurred prior to the date of the PDI acquisition, PDI may have realized certain contingent income tax liabilities that were not recorded in its financial statements. Sirenza is in the process of evaluating the likelihood that these liabilities would be assessed as well as the amount of such liabilities. Sirenza’s preliminary estimate of any contingent tax liabilities is between zero and $17.0 million. Any adjustments to record a liability or cash payout related to the aforementioned tax contingencies will be recorded as additional goodwill and are not expected to affect Sirenza’s reported operating results. Sirenza cannot assure you that the portion of the PDI purchase price held in escrow to secure indemnification obligations of the former PDI shareholders will be sufficient to offset any amounts that Sirenza may be obligated to pay related to such tax contingencies, or that such indemnification obligations will not expire prior to the time that Sirenza becomes obligated to pay such amounts, if any.

The preliminary allocation of the purchase price is summarized below (in thousands):

Cash	$2,089
Accounts Receivable	5,873
Inventory	11,900
Prepaid and other current assets	764
Deferred tax assets, current	24
Property, plant and equipment	7,015
Other non-current assets	50
Deferred tax assets, non-current	122
Amortizable intangible assets:
Developed product technology	10,800
Customer relationships	25,500
Goodwill	34,985
Accounts payable	(4,772)
Income taxes payable	(2,150)
Accrued liabilities and other	(1,884)
Deferred tax liabilities, current and non-current	(11,564)
Notes payable	(343)
Capital lease obligations, current	(271)
Accrued pension	(2,530)
Capital lease obligations, non-current	(508)

$75,100

Developed product technology consists of CATV, passive RF components and engineered technical solution products and capabilities for use in the communications market that are technologically feasible. The developed product technology expanded the depth and breadth of Sirenza’s products and increased Sirenza’s design and manufacturing capabilities in Asia and Europe. Sirenza is amortizing the fair value of developed product technology on a straight-line basis over a period of 6.75 years, or 81 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Customer relationships represent PDI’s relationships with its CATV, passive RF component and engineered technical solution customers. Sirenza is amortizing the fair value of customer relationships on a straight-line basis over a period of 9.75 years, or 117 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Of the total estimated purchase price, approximately $35.0 million has preliminarily been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The goodwill resulting from this acquisition is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that Sirenza management determines that the goodwill has become impaired, Sirenza will incur a charge for the amount of impairment during the period in which the determination is made.

Note 3: Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price for the Micro Linear acquisition, to adjust amounts related to Micro Linear’s tangible and intangible net assets to the preliminary estimate of their fair value, to reflect the amortization expense related to the estimated amortizable intangible assets and to reflect amortization related to fair value adjustments to tangible assets.

Pro forma adjustments are also required to reflect the impact of amortization expense related to the estimated amortizable intangible assets related to the PDI acquisition, amortization related to fair value adjustments to tangible assets, and to reflect the income tax effect related to the pro forma adjustments.

There were no inter-company balances or transactions between Sirenza and Micro Linear or between Sirenza and PDI prior to the date of the acquisitions.

The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Sirenza, Micro Linear and PDI filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(1)	To adjust the historical amount of Micro Linear inventory to its estimated fair value. The fair value of inventories was based on the estimated selling prices of the inventories less the sum of costs to complete (if any), costs of disposal and a reasonable profit allowance for activities remaining to be completed until the inventories are sold.

(2)	Adjustment to eliminate the historical amount of Micro Linear deferred revenue and the related cost associated with deferred revenue. In accordance with Emerging Issues Task Force No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”, as the deferred revenue of Micro Linear does not represent a legal performance obligation, no liability was recognized at the consummation of the business combination with Micro Linear.

(3)	To reclassify direct transaction costs of approximately $470,000 associated with the acquisition of Micro Linear by Sirenza accrued on Sirenza’s balance sheet as of September 30, 2006. Sirenza estimates total direct transaction costs will approximate $1.0 million.

(4)	Adjustment to reflect the preliminary estimate of the fair value of Micro Linear intangible assets acquired of approximately $21.8 million. Those assets consist of $11.7 million of developed product technology, $6.1 million of customer relationships, $3.8 million of core technology leveraged and $180,000 of customer backlog.

(5)	Adjustment to reflect the preliminary estimate of Micro Linear goodwill of approximately $9.6 million.

(6)	Adjustment to accrue direct transaction costs of $530,000 associated with the acquisition of Micro Linear by Sirenza. Sirenza estimates total direct transaction costs will approximate $1.0 million.

(7)	Adjustment to eliminate Micro Linear’s historical stockholders’ equity.

(8)	Adjustment to reflect the issuance of 4.9 million shares of Sirenza common stock to the stockholders of Micro Linear valued at approximately $44.9 million. The allocation between common stock and additional paid-in capital has been made based upon the par value of Sirenza’s common stock, $0.001 per share.

The pro forma basic and diluted net loss per share for the year ended December 31, 2005 is based on the historical basic number of shares of Sirenza common stock outstanding adjusted for the impact of 4.9 million shares issued in connection with the acquisition of Micro Linear and 7.0 million shares issued in connection with the acquisition of PDI, assuming the transactions closed on January 1, 2005. The historical diluted number of shares of Sirenza common stock outstanding was not used in the calculation of pro forma diluted net loss per share for the year ended December 31, 2005, as the effect would have been antidilutive.

The pro forma basic and diluted net income per share for the nine months ended September 30, 2006 is based on the historical basic and diluted number of shares of Sirenza common stock outstanding adjusted for the impact of 4.9 million shares issued in connection with the acquisition of Micro Linear and the incremental impact of the 7.0 million shares issued in connection with the acquisition of PDI, assuming the transactions closed on January 1, 2005.

(9)	Adjustment to reflect the preliminary estimate of the fair value of Micro Linear in-process research and development of approximately $700,000. Sirenza recorded an immediate write-off of in-process research and development at the consummation of the acquisition of Micro Linear. The unaudited pro forma condensed combined statements of operations do not include the estimated charge for in-process research and development of approximately $700,000 since it is considered a non-recurring charge.

(10)	To record the related cost of products sold resulting from the change in inventory to its estimated fair value as noted in (1) above.

(11)	Adjustment to reflect the amortization of intangible assets of approximately $5.8 million for the year ended December 31, 2005 and approximately $4.2 million for the nine months ended September 30, 2006 related to the acquisition of Micro Linear by Sirenza.

(12)	Adjustments consist of the following amounts:

(in thousands)	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Cost of sales:
Pro forma adjustment (16)	$455	$144
Pro forma adjustment (17)	2,301	—
Pro forma adjustment (18)	525	131

Total cost of sales	$3,281	$275
Research and development:
Pro forma adjustment (18)	$133	$33

Total research and development	$133	$33
Sales and marketing:
Pro forma adjustment (16)	$(455)	$(144)
Pro forma adjustment (18)	13	3

Total sales and marketing	$(442)	$(141)
General and administrative:
Pro forma adjustment (18)	$59	$15

Total general and administrative	$59	$15

(13)	Adjustment to reflect the amortization of intangible assets of approximately $4.2 million for the year ended December 31, 2005 and approximately $1.1 million for the nine months ended September 30, 2006 related to the acquisition of PDI by Sirenza.

(14)	Adjustment to reflect interest expense associated with the issuance of $6.0 million in promissory notes by Sirenza to the shareholders of PDI. The promissory notes bear 5% simple interest per annum, which is paid monthly, and mature in one year from the date of issue.

(15)	Adjustment to reflect the estimated income tax provision for Sirenza, PDI and Micro Linear for the periods presented.

(16)	To conform PDI’s accounting policies to Sirenza’s. PDI records freight costs as sales and marketing expenses while Sirenza records freight costs as cost of sales. The adjustment relates to the reclassification of freight costs from sales and marketing expense to cost of sales.

(17)	To record the related cost of products sold resulting from the change in inventory to its estimated fair value in connection with the acquisition of PDI by Sirenza. The fair value of PDI inventories was based on the estimated selling prices of the inventories less the sum of costs to complete (if any), costs of disposal and a reasonable profit allowance for activities remaining to be completed until the inventories are sold.

(18)	To record the incremental depreciation resulting from the fair value adjustment to property, plant and equipment in connection with the acquisition of PDI by Sirenza.

Note 4: Unusual, Infrequent or Non-recurring Charges

The unaudited pro forma financial information above includes the following material, unusual, infrequent or non-recurring charges related to Sirenza: the write-off of costs associated with abandoned merger and acquisition activities of $275,000 in the year ended December 31, 2005, costs associated with a litigation settlement of $201,000 in the year ended December 31, 2005, the write-off of deferred equity financing costs of $314,000 in the year ended December 31, 2005, GCS impairment charges of $2.9 million in the nine-month period ended September 30, 2006 and severance costs of $216,000 in the nine-month period ended September 30, 2006.

The unaudited pro forma financial information above includes the following material, unusual, infrequent or non-recurring charges related to Micro Linear: a charge of approximately $1.0 million in the year ended December 31, 2005 to provide for potential excess inventories related to Micro Linear’s first generation Personal Handyphone System (PHS) products, the ML 1900 and ML 1901, which have received only limited market acceptance.